EXECUTION COPY














                          PURCHASE AND SALE AGREEMENT


                                     Among

                       AMERIKING VIRGINIA CORPORATION I
                                (as Purchaser)

                                      And


                      C&N DINING, INC. AND ITS AFFILIATES
                     LISTED ON THE SIGNATURE PAGES HERETO
                                 (as Sellers)











                         Dated as of November 30, 1995
















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                               TABLE OF CONTENTS


Section                                                                   Page

                                   ARTICLE I

                          PURCHASE AND SALE; CLOSING

  1.1  Assets to Be Conveyed...............................................  2
  1.2  Purchase Price for Assets...........................................  3
  1.3  Real Properties; Assignments of Leases;
             Easements and Parking Agreements..............................  4
  1.4  Assumption of Liabilities...........................................  5
  1.5  Closing; Deliveries.................................................  7
  1.6  Adjustments.........................................................  7
  1.7  Petty Cash..........................................................  9
  1.8  Appointment of Sellers' Agent.......................................  9

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

  2.1  Organization and Corporate Power....................................  9
  2.2  Governing Instruments............................................... 10
  2.3  Due Authorization................................................... 10
  2.4  No Violation........................................................ 11
  2.5  Consents............................................................ 11
  2.6  Financial Statements................................................ 11
  2.7  Assets.............................................................. 13
  2.8  Inventory........................................................... 13
  2.9  Real Properties; Real Property Leases............................... 13
  2.10 Franchise Agreements................................................ 16
  2.11 Employment Arrangements............................................. 16
  2.12 Contracts and Arrangements.......................................... 17
  2.13 ERISA............................................................... 17
  2.14 Litigation, Compliance with Regulations and Consents................ 18
  2.15 Environmental Matters............................................... 19
  2.16 Insurance Policies.................................................. 20
  2.17 Tax Returns......................................................... 20
  2.18 Adverse Restrictions................................................ 21
  2.19 Brokers............................................................. 21
  2.20 Material Information................................................ 21
  2.21 Continuing Representations.......................................... 21

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  3.1  Organization and Corporate Power.................................... 22






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Section                                                                   Page

  3.2  Certificate of Incorporation and By-Laws............................ 22
  3.3  Due Authorization................................................... 22
  3.4  No Violation........................................................ 23
  3.5  Consents............................................................ 23
  3.6  Brokers............................................................. 23
  3.7  Material Information................................................ 23
  3.8  Continuing Representations.......................................... 24

                                  ARTICLE IV

                           COVENANTS OF THE PARTIES

  4.1  Access to Records and Properties Prior
             to the Closing Date........................................... 24
  4.2  Operation of the Business of Sellers................................ 25
  4.3  [Intentionally Omitted]............................................. 27
  4.4  Computer Software................................................... 27
  4.5  No Other Asset Sales................................................ 27
  4.6  Regulatory Filing and Consents...................................... 27
  4.7  Announcements; Confidentiality...................................... 28
  4.8  Limitation of Sellers' Claims After Closing......................... 29
  4.9  Covenant Not to Compete............................................. 29
  4.10 Employee Benefit Matters............................................ 30
  4.11 Financial Statements and Reports.................................... 30
  4.12 Bulk Sales.......................................................... 31
  4.13 Supplements to Schedules............................................ 31
  4.14 Notice of Developments.............................................. 32

                                   ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PARTIES

  5.1  Conditions to the Obligations of Sellers and Purchaser.............. 32
  5.2  Conditions to the Obligations of Sellers............................ 33
  5.3  Conditions to Obligations of Purchaser.............................. 34

                                  ARTICLE VI

                             DAMAGE OR DESTRUCTION

  6.1  Casualty............................................................ 38

                                  ARTICLE VII

                                INDEMNIFICATION

  7.1  Survival of Representations......................................... 38
  7.2  Agreement to Indemnify.............................................. 39
  7.3  Conditions of Indemnification....................................... 41
  7.4  Indemnity Enforcement............................................... 42






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Section                                                                   Page

                                 ARTICLE VIII

                                  TERMINATION

  8.1  Termination......................................................... 42
  8.2  Effect of Termination; Right to Proceed............................. 43

                                  ARTICLE IX

                                 MISCELLANEOUS

  9.1  Further Assurances.................................................. 43
  9.2  Waiver and Amendment................................................ 44
  9.3  Remedies............................................................ 44
  9.4  Expenses............................................................ 44
  9.5  Entire Agreement.................................................... 45
  9.6  Definitions......................................................... 45
  9.7  Interpretation...................................................... 47
  9.8  Notices............................................................. 47
  9.9  Successors and Assigns.............................................. 49
  9.10 ARBITRATION......................................................... 49
  9.11 LITIGATION.......................................................... 49
  9.12 Severability........................................................ 50
  9.13 Purchaser's Designated Affiliate.................................... 50
  9.14 Counterparts........................................................ 50


Exhibit A1                 Form of Installment Notes

Exhibit A2                 Form of Letter of Credit

Exhibit A                  Form of Assignment and Assumption of Lease

Exhibit B                  Form of Lease Consent and Estoppel Certificate

Exhibit B1                 Form of Naparlo Development Agreement

Exhibit C                  Form of Assumption Agreement

Exhibit D                  Form of Opinion of Purchaser's Counsel

Exhibit E                  Form of Bill of Sale and Assignment

Exhibit F                  Form of Opinion of Sellers' Counsel

Exhibit G                  Form of Escrow Agreement








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                                   SCHEDULES


         A                      Restaurants

         B                      Real Properties

         C                      Real Property Loans, Amendments, Supplements

         1.1(a)                 Restaurant Equipment

         1.1(c)                 Franchises

         1.1(e)                 Leased Assets

         1.1(h)                 Miscellaneous Assets

         1.2(a)                 Purchase Price Allocation

         1.2(a)(i)              Damage Credit

         1.3(c)                 Parking and Easements Agreements

         1.6(d)                 Real Property Lease Percentage Rent Factor

         2.5                    Required Consents

         2.6(b) Financial Statements and Events or items not reflected in Financial Statements

         2.6(b)(iii)            Liens on Real Properties and Assets

         2.9(b)                 Defaults on Leased Real Property

         2.9(c)                 Certificate of Occupancy, Ongoing Repairs

         2.9(d)                 Certificates of Occupancy

         2.9(f)                 Exceptions to Real Property

         2.10                   Claims with Respect to Franchise Agreements

         2.11(a)                Compliance with Regulations, etc.

         2.11(b)                Sellers' Employees and Wages

         2.12                   Other Contracts

         2.13                   Employee Pension Benefit Plans

         2.14(a)                Litigation







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         2.14(c)                Required Licenses

         2.15                   Environmental Matters

         3.6                    Buyer's Brokers

         4.12(b)                Creditors Schedule re: Bulk Sales





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                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of November 30, 1995 by and between AMERIKING VIRGINIA CORPORATION I ("AVCI"), a Delaware corporation ("Purchaser") and C&N Dining, Inc., N&C Dining, Inc., CNR, Inc., N&C Dining II, Inc., CCJ, Inc., NAPCHI, Inc., each a Virginia corporation, C&N Dining, L.L.C. and CCJ Realty, L.C., each a Virginia limited liability company, Joseph J. Naparlo, The CCJ Irrevocable Trust and Joseph J. Naparlo (collectively, "Sellers"):


                             W I T N E S S E T H:

         WHEREAS, the Sellers operate the Burger King restaurants respectively identified by address and Burger King Franchise number on Schedule A annexed hereto (each restaurant is hereinafter sometimes referred to individually as a "Restaurant" and collectively as the "Restaurants");

         WHEREAS, certain of the Sellers are the owners or lessees of certain personal property used or held for use in or in connection with the conduct of business at the Sellers' Restaurants and certain of the Sellers are the owners or lessees of certain buildings, other real property and land upon and in which Sellers' Restaurants are located (individually, the "Real Property" and collectively, the "Real Properties"), the ownership and legal description of which is set forth on Schedule B hereto;

         WHEREAS, certain of the Sellers occupy Real Property pursuant to a lease agreement (each, a "Real Property Lease" and, collectively, the "Real Property Leases") (each such Real Property Lease, together with all amendments, supplements, and schedules thereto, being listed on Schedule C hereto) and each such Seller proposes to assign to Purchaser, and Purchaser proposes to accept such assignment of, the Sellers' leasehold interest with respect to the Real Property on which such Sellers' Restaurants are located (each a "Leased Real Property" and, collectively, the "Leased Real Properties");

         WHEREAS, Purchaser proposes to assume the Assumed Contracts (as hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:



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                                   ARTICLE I

                          PURCHASE AND SALE; CLOSING

         SECTION 1.1 Assets to Be Conveyed. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties hereinafter set forth, each Seller agrees to sell, exchange, assign, transfer, convey and deliver (or cause Sellers and their Affiliates to sell, exchange, assign, transfer, convey and deliver) to Purchaser at Closing (as hereinafter defined), for the specific consideration described in Section 1.2, and Purchaser agrees to purchase and accept the assignment, transfer, conveyance and delivery from each Seller and their Affiliates, as applicable, at Closing of, all of the assets used or located in or held for use in connection with the Restaurants operated by the Sellers (collectively, the "Assets") free and clear of all Liens, including but not limited to:

         (a) Restaurant Equipment. All of the machinery, equipment, furnishings, supplies, uniforms, spare equipment parts and all other personal property (other than Inventory, as hereinafter defined) owned by each Seller and its Affiliates and used or held for use in, or in connection with, the operation of the Restaurants, including but not limited to the assets set forth in Schedule 1.1(a) annexed hereto (collectively, the "Restaurant Equipment");

         (b) Leasehold Improvements. All trade fixtures, trade equipment or other personal property placed in the premises by each Seller and its Affiliates or any of the foregoing purchased by each Seller and its Affiliates for the Restaurants, (the "Leasehold Improvements");

         (c)  Franchise Agreements.  Each Burger King Franchise
Agreement for its Restaurants, as more fully set forth in
Schedule 1.1(c) annexed hereto (the "Franchise Agreements", all subject to the approval, as necessary, of Burger King Corporation
("Burger King");

         (d) Inventories. All of the food, related paper products and promotional items owned by each Seller and its Affiliates or otherwise used or held for use in or in connection with the business being conducted at its Restaurants (collectively, the "Inventory");

         (e) Leased Assets. All of the right, title and interest of each Seller in any item of personal property which is not owned by it but is leased by it or otherwise is used or held for use, in or in connection with the business being conducted at its Restaurants, including but not limited to, the assets set forth

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on Schedule 1.1(e) annexed hereto (collectively, the "Leased
Assets");

         (f) Real Property. All of the right, title and interest of each Seller and its Affiliates in the Real Properties upon and in which the Sellers' Restaurants are located;

         (g) Goodwill and Other Intangible Assets. All goodwill, going concern value, contract rights, customer relationships, and other general intangibles held or used by each Seller in connection with its business being operated at its Restaurants (collectively the "Intangible Assets");

         (h) Miscellaneous Assets. All of the right, title and interest of each Seller and its Affiliates in any other asset or property owned, leased, subleased, used or held for use in, or in connection with the business being operated at the Restaurants other than those assets set forth on Schedule 1.1(h) (collectively, the "Miscellaneous Assets"); and

         SECTION 1.2 Purchase Price for Assets.

         (a) The purchase price for the Assets shall be (i) FortyFour Million One Hundred Seventy-Five Thousand Dollars ($44,175,000) plus (ii) an amount equal to the total cost of the Sellers related to the development of the Restaurant Nos. 9219 and 9220 as set forth and documented, to Purchaser's reasonable satisfaction, on Schedule 1.2(a) annexed hereto, (the "Purchase Price"). On the Closing Date (as hereinafter defined), Purchaser shall pay to Sellers' Agent an amount to be determined by Sellers' Agent in installment notes in substantially the form set forth in Exhibit A1 annexed hereto (the "Installment Notes"), with the balance of the Purchase Price to be paid in cash by wire transfer. The Installment Notes shall be supported by a Letter of Credit in substantially the form set forth in Exhibit A2 annexed hereto (the "Letter of Credit"). The Purchase Price paid by Purchaser shall be (x) plus or minus net pro-rations as set forth in Section 1.6 (y) plus the amount of any sales, transfer, or recording Taxes to be collected from the Purchaser under
Section 1.6(b) hereof, by wire transfer or by certified or bank cashier's check payable to the order of Sellers' Agent and (z) minus the fees and related expenses incurred in connection with the Letter of Credit. Amounts payable with respect to Inventory shall be paid as set forth in Section 1.2(b) which shall be in addition to the Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.2(a), which shall be mutually agreed to by Purchaser and Sellers' Agent prior to the Closing Date. The Purchaser and the Sellers shall prepare and file all Tax returns and reports, including without limitation Internal Revenue Service Form 8594, consistently with such allocation and the allocation to the Inventory and the Store

                                                      -3-





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Banks (as hereinafter defined) pursuant to Sections 1.2(b) and 1.7, respectively.

         (b) Inventory. Within 24 hours prior to the date of the Closing, an inventory shall be taken by the Sellers (with the participation of the Purchaser) of all merchantable food, paper, new uniforms, current promotional items, supply inventory (including but not limited to, consumables, operating and cleaning supplies) and other miscellaneous items (collectively, the "Inventory") located at the Restaurants. Purchaser agrees to purchase the Inventory from the Sellers, and each Seller agrees to sell its Inventory to Purchaser, at such Seller's actual Inventory purchase price, with such amount payable within 60 days of the Closing Date.

         SECTION 1.3 Real Properties; Assignments of Leases; Easements and Parking Agreements. Subject to the terms, provisions and conditions contained in this Agreement and on the basis of the representations and warranties hereinafter set forth, at the Closing, each Seller shall assign to Purchaser all of its leasehold interest in the Leased Real Properties and shall assign or otherwise transfer to Purchaser or its designee all of its right, title and interest in and to the Real Properties and all parking and other access agreements or arrangements relating to the Real Properties, as follows:

         (a) Assignment of Real Property Leases. At Closing, each Seller shall assign to Purchaser all of the Seller's right, title and interest as tenant under the applicable Real Property Lease pursuant to the form of Assignment and Assumption of Lease (the "Lease Assignment") annexed hereto as Exhibit A. The Lease Assignment shall be executed and delivered at Closing by the appropriate Seller and Purchaser.

         (b) Lease Assignment Consent. At Closing, each Seller shall deliver to Purchaser a Consent to Assignment and Estoppel Certificate in the form annexed hereto as Exhibit B (the "Lease Assignment Consent") pursuant to which the respective landlords shall: (i) acknowledge and consent to the applicable Lease Assignment, and (ii) confirm all of the information set forth in the last sentence of Section 2.9(b).

         (c) Parking, Easements and Related Agreements. Schedule 1.3(c) annexed hereto, with respect to each Seller, sets forth all written or oral parking leases, easements, agreements, grants, licenses, options and any other agreement (collectively referred to herein as "Easements"), except for recorded instruments, pursuant to which the Seller is granted, for use in connection with its Restaurant, parking privileges or rights, current or prospective, and/or rights of access of any kind or nature in and to the applicable Real Property. At Closing each

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Seller shall deliver to Purchaser such documentation in form and substance reasonably satisfactory to Purchaser and its counsel (hereinafter individually referred to as an "Easement Assignment", and, collectively, as the "Easement Assignments").

         SECTION 1.4 Assumption of Liabilities.

         (a) No Assumption by Purchaser. The parties hereto hereby agree and acknowledge that no Seller is selling, transferring, assigning, delivering or otherwise conveying, and Purchaser is not purchasing, receiving, acquiring or otherwise assuming, any liabilities of any Seller, or any of its respective Affiliates except as specifically set forth in Section 1.4(b) hereof. Purchaser shall neither be liable for any liability or obligation of any Seller, or any of its respective Affiliates nor shall it be required to indemnify the Sellers, or any of its respective Affiliates against any liability or obligation other than those so specifically assumed or indemnified, as the case may be.

         Without limiting the generality of the foregoing, Purchaser is not assuming and shall not indemnify any Seller, or any of its respective Affiliates against any liability, obligation, duty or responsibility of any Seller, or any of its respective Affiliates:

                  (i) arising from, or out of, the ownership or operations or use of, or incurred in connection with, or incurred as a result of any claim made against any Seller, or any of its respective Affiliates in connection with, any Restaurant, Asset, Restaurant Equipment, Real Property, Real Property Lease or Assumed Contract (as hereinafter defined) on or prior to, or relating to any time period prior to 6:00 A.M. on the Closing Date;

                  (ii) arising from or by reason of the transactions contemplated by this Agreement including, but not limited to, Federal, state or local income, transfer, sales and other Taxes, if any, arising from or by reason of the receipt of the consideration for the Assets to be transferred pursuant hereto, except as provided in Section 1.6(b);

                  (iii) with respect to any wages, vacation, compensation, severance or sick pay or any rights under any stock option, bonus or other incentive arrangement that have accrued as of the Closing Date;

                  (iv) with respect to any employment, consulting or similar arrangement to which any Seller or its Affiliates is a party or for which any Seller or its Affiliates is responsible;

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                  (v) with respect to any "employee benefit plan" as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including multi-employer plans as defined in section 3(37) of ERISA whether arising before, on or after the Closing Date; or

                  (vi) under any Regulations (as hereinafter defined) relating to public health and safety and pollution or protection of the environment, including, without limitation, those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or any materials defined or categorized by any of the above as "Hazardous Materials", "Hazardous Substances", or similar or related designations (collectively referred to herein as "Environmental Laws"); or

                  (vii) with respect to any causes of action, judgments, claims or demands related to any occurrence, action or omission by any Seller, whether through negligence or otherwise, occurring before 6 A.M. on the Closing Date.

         (b) Assumption of Assumed Contracts. The Sellers shall assign to, and Purchaser shall accept assignment of and assume from and after the Closing Date, all of the rights, obligations and liabilities of each Seller attributable to the period after 6:00 A.M. on the Closing Date, under the Franchise Agreements, Real Property Leases, Easements, Leased Assets and the Other Contracts (as hereinafter defined) (collectively, the "Assumed Contracts").

         SECTION 1.5 Closing; Deliveries.

         (a) Date. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019 (or such other location as shall be agreed upon by the parties) on December 13, 1995; provided, however, that if, through no fault of the parties hereto, all of the conditions to the parties' obligations to close hereunder are not satisfied or waived on the date so designated, the Closing shall be adjourned to a subsequent mutually agreeable date not later than February 15, 1996, unless further extended by mutual agreement by the parties. The "Closing Date" shall be the date Closing actually takes place.


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         (b) Delivery of Documents. At the Closing, each Seller and the
Purchaser shall deliver to their respective counterparty the respective documents and other items set forth in Article V.

         SECTION 1.6 Adjustments. (a) All customary prorations with respect to
(i) obligations under the Assumed Contracts, (ii) utility charges and (iii) personal property Taxes, shall be adjusted between the parties as of 6:00 A.M. on the Closing Date. Payment, if any, owed by Purchaser to the Sellers or by the Sellers to Purchaser by reason of such adjustments shall be made at the Closing (by adjustment of the Purchase Price, if practicable) or as soon as reasonably practicable thereafter.

         (b) The parties shall share equally in the payment of all sales, transfer, grantor, and recording Taxes, if any, applicable to the transactions contemplated by this Agreement at the Closing; provided that Purchaser shall pay all Taxes incurred in connection with financing the purchase of the Assets including, but not limited to, any recording taxes payable with respect to the granting of a lien or mortgage on the Assets. Purchaser and the Sellers shall share equally all franchise assignment fees to Burger King in connection with the assignment of the Franchise Agreements to Purchaser. Purchaser and the Sellers shall share equally all fees incurred in connection with obtaining consent to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act"), regardless of whether the transaction is consummated.

         (c) Purchaser shall be required to bear the cost of any Phase I environmental reports or Phase II environmental studies it orders in connection with its purchase of Sellers' Assets. However, if the results of any such Phase I report or Phase II study recommends cleanup or remediation of any of Sellers' Assets, Sellers shall contribute up to $50,000 per Restaurant of the cost of such cleanup or remediation. In addition, if any such Phase I report or Phase II study recommends cleanup or remediation of any of Sellers' Assets with an estimated cost of more than $50,000 per Restaurant, Purchaser shall have the option to (i) exclude such Assets from the Assets to be conveyed pursuant to Section 1.1 of the Agreement or (ii) purchase such Assets at an adjusted price to be agreed to by Purchaser and Sellers. Each Seller shall bear the cost of any Phase I reports or Phase II reports it orders.

         (d) All "minimum" or "fixed rentals" and any other monetary obligations accruing under the Real Property Leases shall be adjusted for the month in which the Closing occurs. In the event the period used in computing and/or adjusting percentage rental (hereinafter referred to as the "Adjustment Lease Year") under any of the Real Property Leases commences before the Closing Date and ends after the Closing Date, such percentage rental shall be

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adjusted at the end of the Adjustment Lease Year for such Real Property Leases so affected as follows:

                  (i) Sellers shall be required to pay to Purchaser, within 30 days after the expiration of the Adjustment Lease Year, an amount equal to the lesser of (1) the amount of percentage rental due for such Adjustment Lease Year or (2) the "Percentage Rent Contribution" determined by the following formula:

                           (A - B) x C x D  =  Percentage Rent Contribution
                                    365

         in which:

                           A =      Total net sales or similar term as
                                    defined in such Real Property Lease used in determining such percentage rental during such Adjustment
                                    Lease Year;

                           B = The "sales break point" for such Real Property Lease as indicated in
                                    Schedule 1.5(d);

                           C = Number of days during the Adjustment Lease Year prior to, but not including, the Closing Date; and

                           D = Percentage rent factor for such Real Property Lease as indicated in Schedule 1.6(d);

         provided, however, that, in the event the above formula yields a negative amount as the Percentage Rent Contribution, the Percentage Rent Contribution shall be deemed equal to zero; and

                  (ii) Purchaser shall be required to pay directly to the lessor under the Real Property Lease the percentage rental, if any, due for the Adjustment Lease Year.

         (e) All fees and expenses incurred in connection with obtaining the Letter of Credit shall be paid by Purchaser as a reduction of the Purchase Price as set forth in Section 1.2(a) at the Closing, and shall be the responsibility of Seller in the event the Agreement is terminated other than pursuant to Section 8.1(b). Purchaser shall use its best efforts to endeavor to minimize such fees and expenses.

         SECTION 1.7 Petty Cash. Upon the Closing, each Seller shall leave $2,000.00 in cash at each of its Restaurants (the "Store Bank"). Purchaser agrees to purchase each Store Bank

                                                      -8-





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separately from the Purchase Price at Closing on a cash for cash basis.

         SECTION 1.8 Appointment of Sellers' Agent. Each Seller and its Affiliates irrevocably appoints and authorizes Joseph J. Naparlo ("Sellers' Agent") to do all such acts and things as agent (and not as principal) on its behalf and to exercise all such rights, powers and privileges in relation to this Agreement as fully and completely as such Sellers or its Affiliates could on its own behalf, together with all such powers as are reasonably incidental thereto. Each Seller and its Affiliates agrees that the foregoing appointment and powers are coupled with an interest and every party acting hereunder shall be entitled to rely on any action taken or omitted by Sellers' Agent on behalf of the Sellers.


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller, jointly and severally, represents, warrants, covenants and agrees to and with Purchaser as follows:

         SECTION 2.1 Organization and Corporate Power. The Seller is, as applicable, a corporation or limited liability company duly organized, validly existing and in good standing under the Regulations of its jurisdiction of organization (as set forth on Schedule A annexed hereto) and is duly qualified and licensed to do business in such jurisdiction which is the only jurisdiction wherein the character of the Real Properties and other Assets owned or leased or the nature of the business of the Seller makes such licensing or qualification to do business necessary. The Seller has full power and authority (corporate or otherwise) to own its assets, to own or hold under lease the real property it presently owns or holds under lease including, without limitation, the Real Properties, and to carry on the business in which it is engaged at all locations at which it is presently located including, without limitation, operation of the Restaurants at the Real Properties and to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Seller, as the case may be, pursuant hereto or in connection herewith (this Agreement and all other agreements, documents and instruments to be entered into pursuant to this Agreement or in connection herewith including all exhibits and schedules annexed hereto and thereto are collectively referred to herein as the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby.


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         SECTION 2.2 Governing Instruments. The copies of the Governing
Instruments of the Seller, and all amendments thereto to date, as certified by the Secretary or managing member of Seller has heretofore been delivered to Purchaser by Seller, and are complete and correct as of the Closing Date. The Seller is not in default in the performance, observance or fulfillment of any of the provisions, terms or conditions of its Governing Instruments.

         SECTION 2.3 Due Authorization. All requisite authorizations for the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller have been duly obtained. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors, the stockholders or other governing body of the Seller, as applicable, and no other acts or proceedings on the part of the Seller or the stockholders or members of the Seller is necessary to authorize the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the other Transaction Documents, upon execution and delivery by the Seller, will be the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting creditors' rights (collectively, "Bankruptcy Laws") and subject to general principles of equity affecting the right to specific performance and injunctive relief.

         SECTION 2.4 No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby, do not, and at Closing will not: (a) violate its Governing Instruments; (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement, indenture, instrument or understanding to which the Seller is a party or by which it is bound; (c) violate any judgment, decree, law, rule or Regulation to which the Seller is a party or by which it is bound; (d) result in the creation of, or give any party the right to create, any encumbrance upon the property or assets of the Seller; (e) terminate or modify, give any third party the right to terminate or modify, or require any notice under, the provisions or terms of any agreement or commitment to which the Seller is a party or by which the Seller is subject or bound; or (f) result in any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, qualification, authorization or approval applicable to the Seller.

         SECTION 2.5 Consents. Schedule 2.5 sets forth a list of all consents, approvals, notices or other authorizations which the Seller is required to obtain from, and any filing which the Seller is required to make with, any Authority or any other Person including, but not limited to, consents required from Burger King (the "Burger King Consents") in connection with the execution, delivery and consummation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby (collectively, the "Required Consents").

         SECTION 2.6 Financial Statements. (a) Seller's Agent has delivered to Purchaser;

                  (i) the audited financial statements of C&N Dining, Inc. prepared by Carmines, Robbins & Company, PLC for the periods ending December 31, 1993 and December 31, 1994; and

                  (ii) the reviewed financial statements of CNR, Inc. Napchi, Inc. prepared by William M. Balavage, CPA for the periods ended December 31, 1993 and December 31, 1994; and

                  (iii) the internally prepared balance sheets of CCJ, Inc. CCJ Realty, LLC, and C&N Dining, LLC as of September 30, 1995; and

                  (iv) the internally prepared balance sheets of N&C Dining, Inc. and N&C Dining II, Inc. as of December 31, 1994; and

                  (v) the internally prepared statements of operations for C&N Dining, Inc., CCJ, Inc., Napchi, Inc., and CNR, Inc. for the period ending October 31, 1995.

         (b) The financial statements referred to in Section 2.6(a) collectively, the "Financial Statements") are true, correct and complete, are based on Seller's books and records, have been prepared in accordance with generally accepted accounting principles consistently applied and accurately present the assets, liabilities, financial positions and results of operations of the Seller as at the dates thereof and for the periods covered thereby; provided, however, that monthly financial statements (i) shall not be required to reflect standard year-end adjustments and reserves, and (ii) may be prepared other than in accordance with generally accepted accounting principles to the extent that such financial statements shall not be required to reflect standard year-end adjustments, or contingent liabilities. The Financial Statements
                                                      -11-
of the Seller reflect or provide for all claims against, and all debts and liabilities (of any kind or nature) of, such Seller, fixed or contingent, as at the dates thereof and for the periods covered thereby, and the Seller does not know of any basis for the assertion against it of any liability or obligation of any nature whatsoever, not fully reflected or reserved against in such Financial Statements. There has not been any Material Adverse Change between the date of the Financial Statements and the date of this Agreement and, except as set forth in Schedule 2.6(b), no fact or condition exists or is contemplated or threatened which might cause any such Material Adverse Change at any time in the future.

         Without limiting the foregoing, since December 31, 1994:

                  (i) None of the Restaurants, Assets, Real Properties, Real Property Leases, Assumed Contracts, financial or other condition, or results of operations of the Seller, has been adversely affected in any material way as a result of any fire, explosion, accident, casualty, labor disturbance, requisition or taking of property by any governmental body or agency, flood, embargo, or act of God or public enemy, or cessation, interruption or diminution of operations, or any other event, whether or not covered by insurance;

                  (ii) The Seller has not incurred any obligation or liability (absolute or contingent) except current liabilities incurred in the ordinary course of conduct of business and obligations under Contracts entered in the ordinary course of business;

                  (iii) Except as set forth on Schedule 2.6(b)(iii), the Seller has not permitted nor allowed any of its Real Property, Real Property Leases or other Assets, of or used by it to be mortgaged, pledged or subjected to any Lien;

                  (iv) Except for transactions among Affiliates, the Seller has not paid, loaned or advanced any amounts to, or sold, transferred, leased, subleased or licensed any Real Properties or Assets to, or entered into any agreement, or arrangements with, any Affiliate or associate (and any of such transactions shall have been terminated on or before the Closing Date); and

                  (v) The Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

         SECTION 2.7 Assets. (a) The Seller owns, and will transfer to Purchaser at Closing, good and marketable title to all of its Assets and Assumed Contracts free and clear of all Liens. The Assets of the Seller includes all of the operating assets used or held for use in or in connection with the business being conducted by the Seller at the Restaurants. All the Assets are, and on the Closing Date will be, in good operating condition and repair, capable of performing the functions for which such items are currently and normally used, normal wear and tear and maintenance excepted. All the Assets conform, and on the Closing Date will conform, to the standards of Burger King under the terms and conditions set forth in the applicable Franchise Agreements. On the Closing Date, each Restaurant, together with its related Assets and Real Property, taken as a whole, will constitute a fully operable "turn-key" Burger King restaurant sufficient to permit Purchaser to immediately operate the business at such Restaurant as presently being conducted therein.

         (b) The Seller will transfer and/or assign to Purchaser at Closing all warranties, if any, with respect to its Assets.

         SECTION 2.8 Inventory. The Inventory of the Seller to be purchased by Purchaser consists, and at Closing will consist, of items of quality and quantity usable or salable in the ordinary course of business. The present quality and quantities of all Inventory of the Seller is, and the qualities and quantities of all Inventory outstanding at the Closing will be, reasonably in accordance with the current specifications of Burger King. At Closing, the Inventory at each Restaurant shall be sufficient for the operation of such Restaurant for at least 48 hours after the Closing Date.

         SECTION 2.9 Real Properties; Real Property Leases. (a) A correct and complete list of all interests in real property included in the Assets, including leasehold interests, is set forth in Schedule B and Schedule C. Seller has good record and marketable title in fee simple to the Real Property which it purports to own.

         (b) With respect to Real Properties that are owned by Persons not affiliated with the Seller, to the knowledge of the Seller, each of such owners has good record and marketable title in fee simple to such real property.

         (c) The Seller has delivered to Purchaser a true and complete copy of the Real Property Leases applicable to it, together with all amendments thereto and all such Real Property Leases with such amendments or supplements being listed and set forth on Schedule C. The Seller does not have knowledge or information of any facts, circumstances or conditions which do or would in any way adversely affect the Leased Real Property or the operation thereof or the business thereon as presently conducted or as intended to be conducted. At or prior to Closing, the Seller shall cause to be discharged of record all Liens against the Seller or such Seller's interest affecting its Leased Real

Property. Each Real Property Lease is valid and binding in full force and effect and enforceable in accordance with its terms. Except as set forth in
Schedule 2.9(c), there are not existing defaults or offsets which any of the applicable landlords has against the enforcement of its Real Property Lease by the Seller thereunder and neither the Seller nor to the Seller's knowledge the landlord is in default under the applicable Real Property Lease, nor have any events under any such Real Property Lease occurred which, with the giving of notice or passage of time or both, would constitute a default thereunder by either party thereto.

         (d) To the knowledge of the Seller the Real Properties and all improvements located thereon and the present use thereof comply with, constitute a valid non-conforming use or are operating pursuant to the provisions of a valid variance under, all zoning laws, ordinances and regulations of governmental authorities having jurisdiction thereof and, to Seller's knowledge, the construction, use and operation of the Real Properties by Seller is in compliance with all Regulations. Set forth on Schedule 2.9(d) annexed hereto is a true and complete schedule of each certificate of occupancy for each Restaurant located on the Real Properties, copies of which certificates of occupancy and all amendments thereto to date have heretofore been delivered to Purchaser, and which copies are complete and correct as of the date of this Agreement and will be complete and correct as of the Closing Date. The Real Properties and the Restaurants located thereon are in a state of good maintenance and repair and are in good operating condition (normal wear and tear and maintenance excepted) and (i) there are no physical or mechanical defects in any of the Real Properties or Restaurants, including, without limitation, the structural portions of the Real Properties and Restaurants and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein and all such systems are in good operating condition and repair (normal wear and tear and maintenance excepted); and (ii) there are no ongoing repairs to the Real Properties or Restaurants located thereon being made by or on behalf of any Seller or being made by or on behalf of any landlord. All necessary occupancy and other certificates and Permits, municipal and otherwise, for the lawful use and occupancy of the Real Properties for the purposes for which they are intended and to which they are presently devoted including, without limitation, for the operation of a Burger King restaurant thereon, have been issued and remain valid. There are no pending or threatened actions or proceedings that might prohibit, restrict or impair such use and occupancy or result in the suspension, revocation, impairment, forfeiture or non-renewal of any such certificates or Permits. All notes or notices of violation of any Regulations, against or affecting any such Real Properties have been complied with. There are no outstanding correcting work orders from any Federal, State, county, municipal or local government, or the owner of the Real Properties or any insurance company with respect to any such Real Properties.

         (e) There are no condemnation or eminent domain proceedings of any kind whatsoever or proceedings of any other kind whatsoever for the taking of the whole or any part of the Real Properties for public or quasi-public use pending or, to the knowledge of the Seller, threatened against the Real Properties.

         (f) Except as set forth on Schedule 2.9(f), the Real Properties, and all improvements thereon represent all of the locations at which the Seller conducts Business and are, now, and at Closing will be, the only locations where any of the Assets are or will be located.

         (g) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Regulation or by the normal use and operation of the Real Properties and the Restaurants located thereon are installed to the property lines of the respective Real Properties, to the knowledge of the Seller is connected pursuant to valid Permits, are fully operable and are adequate to service the Real Properties and the Restaurants located thereon and to permit full compliance with all Regulations and normal utilization of the Real Properties and the Restaurants located thereon.

         (h) To Seller's knowledge, all licenses, Permits, certificates, including, without limitation, health department licenses, proof of dedication, required from all Authorities having jurisdiction over the Real Properties, and from any other Persons, for the normal use and operation of the Real Properties and the Restaurants located thereon and to ensure vehicular and pedestrian ingress to and egress from the Real Properties and the Restaurants located thereon have been obtained. The Easements are valid and binding, in full force and effect and enforceable in accordance with their respective terms. There are no defaults or offsets which the owner of such recorded Easements has against the enforcement of such Easements and neither the Seller nor the owners of the Easements are in default under such Easements, nor have any events under such Easements occurred which with notice or the passage of time or both, would constitute a default under such Easement.

         SECTION 2.10 Franchise Agreements. The Seller has delivered to Purchaser a true, complete and correct copy of each Franchise Agreement relating to its Restaurants, including any and all amendments thereto. The Seller owns, and at Closing will transfer to Purchaser, its respective right, title and interest in its Franchise Agreements, free and clear of all Liens. Subject to the written consent of Burger King, in form satisfactory to Purchaser and its counsel, which the Seller shall obtain and deliver to Purchaser and its counsel at or prior to the Closing, the Seller has the absolute right and authority to sell, assign, transfer and convey its Franchise Agreements and all other assets being sold or otherwise conveyed to Purchaser in connection with its Restaurants which it operates in accordance with the terms and conditions hereof, and there have not been and, except as set forth on Schedule 2.10, currently there are no claims and the Seller is not aware of any threatened claims with Burger King pertaining to any of the Franchise Agreements. On the Closing Date, neither Burger King nor the Seller shall be in default under any of the Franchise Agreements and the Franchise Agreements shall be in full force and effect, the Seller shall not have received any notice of violation with respect to the Franchise Agreements, and the Seller does not know or has no reason to know of any event which would give rise to a violation or default under the Franchise Agreements.

         SECTION 2.11 Employment Arrangements. Except as required by any Regulation, the Seller does not have any obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or nonterminable (whether with or without penalty) arrangement, group life, health, medical or hospitalization insurance, plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs. Except as set forth on Schedule 2.11(a) hereof, within the last five (5) years the Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements. Except as set forth on Schedule 2.11(a) hereof, (i) to the knowledge of the Seller, the Seller is in substantial compliance with all applicable Regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice, charge or complaint against the Seller pending or threatened before the National Labor Relations Board; (iii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Seller; (iv) no question concerning representation has been raised or is threatened respecting the employees of the Seller; and (v) no grievance which might have an adverse effect on the Seller or the conduct of its business nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist.

         Schedule 2.11(b) sets forth a true and complete list of the names of all persons employed by the Seller at the Restaurants as of the date hereof, and the salary or hourly wage payable to each such person.

         SECTION 2.12 Contracts and Arrangements. (a) Except for the Franchise Agreements, Real Property Leases, Easements, Contracts with Affiliates which will be terminated at Closing and the Contracts set forth on Schedule 2.12 hereto (the Contracts set forth on such schedule being referred to herein, collectively, as the "Other Contracts"), neither the Seller nor any of its Affiliates has any Contract relating to the Restaurants, Assets or Real Properties, including, without limiting the generality of the foregoing, any
(i) Contract for the purchase or sale of Inventory; (ii) Contract for the purchase or sale of supplies, services or other items; (iii) Contract for the purchase, sale or lease of any Restaurant Equipment; (iv) Franchise Agreement or license agreement; and (v) employment or consulting agreement or pension, disability, profit sharing, bonus, incentive, insurance, retirement or other employee benefit agreement.

         (b) The Seller has delivered to Purchaser a true, complete and correct copy of each Other Contract applicable to it, together with all amendments (and, if oral, a written description of the terms thereof) thereto.

         (c) The Seller has performed all obligations required to be performed under each Other Contract relating to its business and is not in breach or default or in arrears in any respect under the terms thereof. The Seller has not received notice of the termination of any such Other Contract prior to the expiration of the scheduled term thereof or has knowledge of the intent of a party to any such Other Contract to do the same, nor has any event occurred which, with notice or the passage of time or both, would constitute a default under any such Other Contract.

         SECTION 2.13 ERISA. (a) Except as set forth on Schedule 2.13, neither the Seller nor any other companies or entities which together with Seller constitute a "controlled group" (within the meaning of sections 4001(a)(14) and (b) of ERISA, or sections 414(b)-(o) of the Internal Revenue Code of 1986, as amended (the "Code")) (collectively, the "Group") presently has or at any time during the five (5) years before the date of this Agreement had an obligation to, or has any present or future obligation to, contribute to any "multi-employer plan" as defined in ERISA section 3(37), or any "employee pension benefit plan" as defined in ERISA section 3(2) or any "employee welfare benefit plan" as defined in ERISA section 3(1) (collectively, "ERISA Plans"). Each ERISA Plan that is an employee pension plan complies in form and operation with all applicable requirements of section 401(a) and 501(a) of the Code and each ERISA Plan that is a group health plan (as defined in ERISA section 607(1) or Code section 4980B(g)(B) has been operated in compliance with applicable law.

         (b) Schedule 2.13 contains a true and complete list of all deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance (including, without limitation, arrangements providing for benefits in the event of a change of ownership in whole or in part, of Seller), disability, hospitalization, medical insurance, child care, educational assistance, or other employee benefit plan or program which does not constitute an "employee benefit plan" as defined in ERISA section 3(3) (collectively, "Fringe Benefit Plans") currently maintained by the Seller or to which the Seller has an obligation to contribute. Seller has delivered or made available to Purchaser true and complete copies of all documents, as they may have been amended to the date hereof, embodying or relating to the ERISA Plans or Fringe Benefits Plans.

         (c) There are no actions, audits, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of the Seller, threatened, against any ERISA Plan or Fringe Benefit Plan or any fiduciary of any such Plan or against the assets of any such Plan.

         (d) The Seller does not have any obligation to any retired or former employee with respect to, nor made any oral or written representation or communication to any retired or former employee regarding, the provisions of any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare benefit plan maintained by the Group.

         SECTION 2.14 Litigation, Compliance with Regulations and Consents.
(a) Except as set forth on Schedule 2.14(a) and except for workers' compensation or similar claims covered by insurance, there are no claims now pending, or to the knowledge of the Seller, in prospect or threatened against, the Seller or any of its respective officers, directors, members or partners, at law or in equity including, without limitation, (i) any voluntary or involuntary proceedings under Bankruptcy Laws, or (ii) any action before or by any governmental instrumentality (domestic or foreign) or arbitrator which involves a claim or demand for any judgment, decree, liability, action or injunction enjoining an action, whether or not fully covered by insurance, in connection with the Assets, Real Property Leases, Assumed Contracts, Real Properties, Restaurants, business, affairs, properties or assets of the Seller.

         (b) To the knowledge of the Seller, the Seller is, and at all times during the past has been, and at Closing, will be, in compliance in all respects with all Regulations applicable to its Business, affairs, properties, or assets. Neither the Seller, nor any officer, director, member or authorized agent of the Seller is in default with respect to, and has not been charged or to its knowledge threatened with, nor is under investigation with respect to, any violation of any Regulations relating to any aspect of its Business, affairs, properties or assets including, but not limited to, the Restaurants, Assets, Real Property Leases, Assumed Contracts, and the Real Properties.

         (c) Set forth on Schedule 2.14(c) hereto is a list of all licenses, permits, approvals, permissions, qualifications, consents and other authorizations (collectively "Licenses") which are required to be obtained in connection with the ownership, use or operation of the Restaurants, the Assets, Real Property Leases or the Real Properties ("Required Licenses"). Except as set forth in Schedule 2.14(c), the Seller has obtained each of the Required Licenses and each such Required License is, and on the Closing Date will be, validly issued and in full force and effect and there are not now, and at Closing shall not be, any claims pending, and to the Seller's knowledge, any claims in prospect or threatened, challenging the Required Licenses.

         SECTION 2.15 Environmental Matters. Except as set forth in Schedule 2.15: (i) the Seller has obtained all Licenses which are required under any Environmental Laws; (ii) to Seller's knowledge, the Seller is in compliance with all terms and conditions of the Required Licenses and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or code, plan, order, decree or judgment relating to public health and safety and pollution or protection of the environment or any notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) there are no claims pending, or to Seller's knowledge threatened, against the Seller relating in any way to any Environmental Law or any Regulation, notice or demand letter issued, entered, promulgated or approved thereunder; and (iv) the Seller does not know or have any reason to know of, nor has the Seller received any notice of any facts, events or conditions which would interfere with or prevent continued compliance with, or give rise to any common law or legal liability under any Environmental Law.

         SECTION 2.16 Insurance Policies. The Seller has maintained with financially sound and reputable insurers insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by reputable companies in the same or similar business, of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances. All of the applicable insurance policies are valid and enforceable and in full force and effect and will be continued in full force and effect up to and including the Closing Date.

         SECTION 2.17 Tax Returns. The Seller has filed all Federal income Tax returns and all state and local income, franchise and sales Tax returns and all and any other Tax return which was required to be filed as of the date of this Agreement, and will timely file or obtain extensions of time to file all returns which were not required to be filed prior to the date hereof. Each Seller which purports to be an S corporation has made a valid and timely election under Section 1362 of the Code, and such election has been made with respect to all taxable years since such Seller's date of incorporation. The provision for Taxes (as hereinafter defined) shown on the Financial Statements of the Seller was sufficient to satisfy all Taxes due and all assessments received by the Seller (and all other entities included within the Financial Statements) for all periods ended on or prior to the date of such Financial Statements. As of the date hereof, no Taxes are past due, and no Taxes are unpaid and all current payroll Taxes have been paid. The Seller is not aware of any basis upon which any assessment of additional Taxes could be made, and the Seller has not signed any extension agreement with the Internal Revenue Service or any other governmental agency or given waiver of a statute of limitations with respect to the payment of Taxes for periods for which the statute of limitations has not expired. The Seller shall be liable for all Tax liabilities in connection with the operation of the Restaurants, the Assets, the Real Properties, the Real Property Leases, the Easements and Assumed Contracts, which cover periods prior to the Closing Date. The Seller shall be liable for half of all transfer, sales and similar Tax liabilities, if any, in connection with the leasing of the Real Properties under the Real Property Leases, the assignment of the Real Property Leases and the Assumed Contracts, and the transfer of the Real Properties and any rights under the Easements. All Taxes which the Seller is required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities on a timely basis or reflected as an obligation on the current Financial Statements of the Seller.

         SECTION 2.18 Adverse Restrictions. The Seller is not subject to any charter, by-law, partnership, Lien, lease, agreement, instrument, order, judgment or decree, or any other restriction of any kind or character, or, any law (currently in existence or adopted on or before the Closing Date), rule or Regulation, which now is or which could have a Material Adverse Effect on its Restaurant or the Business conducted therein, Assets, Real Properties, Real Property Leases, the Easements or

Assumed Contracts, except for a right of first refusal under a shareholder agreement between shareholders of CNR, Inc. granted in connection with Burger King store number 7048 located at 1905 Pocahontas Trail, Williamsburg, Virginia, which right of first refusal shall have been waived prior to the Closing Date. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereby will not result in the violation or breach of, or default or the creation of any Lien under, any of the aforesaid.

         SECTION 2.19 Brokers. No broker, finder or selling agent has had a part in bringing about any of the transactions contemplated by this Agreement or the other Transaction Documents (including, but not limited to, the leasing of the Real Properties and the assignment of the Real Property Leases) and no commission or other fee other than any fees payable to The Jordan Company and/or its Affiliates, which fees shall be solely the responsibility of the Purchaser, is due to any party in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

         SECTION 2.20 Material Information. The Financial Statements, this Agreement, the other Transaction Documents and any exhibit, schedule, certificate, or other information, representation, warranty or other document furnished or to be furnished by Seller to Purchaser do not (i) contain, nor will the same contain, any untrue statement of a material fact; or (ii) omit, nor will the same omit, or fail to state, a material fact required to be stated herein or therein or which is necessary to make the statements herein or therein not misleading. There is no fact which the Seller has not disclosed to Purchaser and its counsel in writing and of which the Seller is aware which materially and adversely affects or could materially and adversely affect the Business, prospects, financial condition, operations, property or affairs of the Restaurants.

         SECTION 2.21 Continuing Representations. The representations and warranties of Seller herein contained shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents, warrants, covenants and agrees to and with the Sellers that:

         SECTION 3.1 Organization and Corporate Power. Purchaser (and any assignee of any of Purchaser's rights under this Assignment, including any assignee which executes and delivers Installment Notes), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and licensed to do business wherein the character of the Real Properties and other Assets to be purchased makes such licensing or qualification to do business necessary. Purchaser has full power and authority (corporate and other) to own or hold under lease its properties and assets, and execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Purchaser pursuant hereto or in connection herewith and to consummate the transactions contemplated hereby and thereby.

         SECTION 3.2 Certificate of Incorporation and By-Laws. The copies of Certificate of Incorporation and By-Laws of Purchaser and all amendments thereto to date, as certified by the Secretary of Purchaser, have heretofore been delivered to the Sellers by Purchaser, and are complete and correct as of the Closing Date. Purchaser is not in default in the performance, observance or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-Laws.

         SECTION 3.3 Due Authorization. All requisite authorizations for the execution, delivery, performance and satisfaction of this Agreement and the other Transaction Documents by Purchaser have been duly obtained. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser and no other corporate acts or proceedings on the part of Purchaser or its stockholders are necessary to authorize the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the other Transaction Documents, upon execution and delivery by Purchaser, will be the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement thereof may be limited by Bankruptcy Laws and subject to the general principles of equity affecting the right to specific performance and injunctive relief.

         SECTION 3.4 No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and at Closing will not (a) violate its Certificate of Incorporation or By-Laws; (b) violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement, indenture, instrument or understanding to which Purchaser is a party or by which it is bound; (c) violate any judgement decree, law, rule, or regulation to which Purchaser is a party or by which it is bound; (d) result in the creation of, or give any party the right to create any encumbrance upon the property or assets of Purchaser; (e) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any agreement or commitment to which Purchaser is a party or by which Purchaser is subject or bound; or (f) result in any suspension, revocation, impairment, forfeiture or non-renewal of any license, qualification, authorization or approval applicable to Purchaser.

         SECTION 3.5 Consents. Except for (i) the Burger King Consents, (ii) the consent of Purchaser's lenders and the Letter of Credit issuer and (iii) consent as required under the HSR Act, Purchaser is not required to obtain any consents, approvals or other authorizations or to make any filing with any Authority or any other Person in connection with the execution, delivery and consummation of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

         SECTION 3.6 Brokers. Other than as set forth on Schedule 3.6, no broker, finder or selling agent has had a part in bringing about any of the transactions contemplated by this Agreement or the other Transaction Documents (including, but not limited to, the leasing of the Real Properties and the assignment of the Real Property Leases) and no commission or other fee is due to any party in connection with the transactions contemplated by this Agreement or the other Transaction Documents, except for fees paid by Purchaser to The Jordan Company or to other parties as set forth on Schedule 3.6, which fees shall be the sole responsibility of Purchaser.

         SECTION 3.7 Material Information. This Agreement, the other Transaction Documents and any exhibit, schedule, certificate or other information representation, warranty or other document furnished or to be furnished by Purchaser to Sellers do not (a) contain, nor will the same contain, any untrue statement of a material fact; or (b) omit, nor will the same omit or fail to state, a material fact required to be stated herein or therein or which is necessary to make the statements herein or therein not misleading.

         SECTION 3.8 Continuing Representations. The representations and warranties of Purchaser herein contained shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.


                                  ARTICLE IV

                           COVENANTS OF THE PARTIES

         SECTION 4.1 Access to Records and Properties Prior to the Closing Date. (a) Between the date of this Agreement and the Closing Date, the Sellers shall give Purchaser, its directors, officers, employees, accountants, counsel and other representatives and agents (collectively "Representatives") reasonable access to the premises, properties, books, financial statements, Contracts and records of the Sellers, relating to the Business, the Restaurants, the Assets, Real Properties, Real Property Leases, the Easements and Assumed Contracts, and shall furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Sellers as Purchaser shall from time to time reasonably request for such purposes as Purchaser shall require. Any such investigation or examination shall be conducted as reasonable times and upon reasonable notice to the Sellers.

         (b) Without in any way limiting the provisions of Section 4.1(a) hereof, Purchaser shall have the right between the date of this Agreement and the Closing Date at such time or times as Purchaser reasonably may request (i) to have the Restaurants, the Real Property and Assets inspected by a licensed exterminating company to determine whether there is any active termite or other wood-destroying organism present in the Real Properties or Restaurants, or any damage from prior termites or other wooddestroying organism, and each Seller will assign to Purchaser at Closing all rights under existing contracts and policies, if any, with the Sellers' exterminating company; and (ii) to have conducted any environmental audits or studies of the Restaurant, the Real Property and the Assets, including a "Phase I" and, if the results of such Phase I so recommends, a "Phase II" environmental study. Notwithstanding inspections, audits or other studies undertaken by or on behalf of Purchaser hereunder or any other due diligence investigation undertaken by or on behalf of Purchaser, no Sellers shall be relieved in any way of responsibility for its warranties, representations and covenants set forth in this Agreement.

         SECTION 4.2 Operation of the Business of Sellers. Between the date of this Agreement and the Closing Date, each Seller shall conduct the operation of its Restaurants in the ordinary and usual course of business, consistent with past practices and will use its best efforts to preserve intact the present business organization with respect to its Restaurants, to keep available the services of its officers and employees and to maintain satisfactory relationships with landlords, franchisors, dealers, licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it and its Restaurants and will maintain its Restaurants, Real Properties, and Assets in a condition conducive to the operation of the business currently carried on therein.

         Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, each Seller will not:

                  (a) Keep and maintain its books of account and records other that in accordance with generally accepted accounting principles consistent with past practices;

                  (b)  Amend or restate any Governing Instrument;

                  (c) (i) Increase in any manner the compensation of any of the employees at any of the Restaurants other than in the ordinary course of business, consistent with past practices; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any Welfare Plan, whether past or present; or (iii) commit itself in relation to its Restaurants, the employees at its Restaurant or the Real Properties, to any new or renewed Welfare Plan with or for the benefit of any Person, or to amend any of such Welfare Plans or any of such agreements in existence on the date hereof;

                  (d) Fail promptly to notify Purchaser of any unusual developments with respect to its Restaurants, Assets, Real Properties, Real Property Leases, the Easements, Assumed Contracts or otherwise in connection with its business;

                  (e) Permit any of its insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage, in form, substance and amount equal to or greater than the coverage under those canceled, terminated or lapsed for substantially similar premiums;

                  (f) Except as disclosed to Purchaser with respect to Burger King Restaurant Nos. 298 and 1003, amend or terminate its Real Property Leases, or sell, transfer, mortgage or otherwise dispose of or encumber, or agree to sell, Real Property, transfer, mortgage or otherwise dispose of or encumber, its Real Property Leases, the Easements or, except in the ordinary course of business, any of the Assets or Assumed Contracts;

                  (g) Allow to occur any default or breach, or event which with the lapse of time or giving of notice, or both, would constitute a default or breach under its Real Property Leases, the Easements, its Franchise Agreement or any of the other Assumed Contracts;

                  (h) Enter into any other Contracts whether written or oral which, individual or in the aggregate, would be material to its Restaurants, Assets, Real Properties, Real Property Leases, the Easements or the Assumed Contracts, except Contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of the businesses or operations of the Sellers;

                  (i) Incur any obligation or liability of any kind whatsoever,absolute or contingent, which could affect the validity or enforceability of the transactions contemplated hereby or by the other Transaction Documents;

                  (j) Take any action which would result in any of the representations or warranties contained in this Agreement or the other Transaction Documents not being true at and as of the time immediately after such action at and as of the Closing Date, or in any of the covenants contained in this Agreement or other Transaction Documents becoming unperformable or which could have a Material Adverse Effect on the transactions contemplated hereby or thereby;

                  (k) Fail to take all action reasonably necessary to maintain and keep its Restaurant, Assets and Real Properties in at least the same condition and order as exists on the date hereof, reasonable wear and tear excepted, and fail to perform repairs and maintenance usual and customary in the ordinary course of business;

                  (l) Enter into any lease, sublease, license or any other occupancy agreement, amend or terminate the Easements, the Real Property Leases, or enter into, amend or terminate any Franchise Agreement, or other Contract with respect to its Restaurants and Real Properties;

                  (m) Take any action or allow to occur any event which with the lapse of time or giving of notice, or both, would allow to lapse any of the Licenses;

                  (n) Operate its Restaurants or otherwise engage in any practices which would materially affect sales at its Restaurant; or

                  (o) Agree (in writing or otherwise) to do any of the foregoing.

         SECTION 4.3  [Intentionally Omitted]

         SECTION 4.4 Computer Software. The Sellers shall provide Purchaser with computer readable software in a form and language that Purchaser can use and manipulate, which software shall be used to manage the Restaurants, including (i) payroll and compensation systems and (ii) sales reports of the Restaurants on a "restaurant by restaurant" and "day by day" basis.

         SECTION 4.5 No Other Asset Sales. From the date hereof until the Closing Date, the Sellers shall not, directly or indirectly and whether by means of a sale of assets, sale of stock, merger or otherwise:

                  (a) sell, transfer, assign or dispose of, or offer to, or enter into any Contract to sell, transfer, assign or dispose, of the Assets or any interest therein, except for normal operations in the ordinary course of business; or

                  (b) encourage, initiate or solicit any inquiries or proposals by, or engage in any discussions or negotiations with, or furnish any non-public information to, any Person concerning any such transaction and the Sellers shall promptly communicate to Purchaser the substance of any inquiry or proposal concerning any such transaction which may be received.

         SECTION 4.6 Regulatory Filing and Consents. From the date hereof until the Closing Date, each of the parties hereto shall furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any Authority. Sellers and Purchaser shall timely and promptly make all filings which are required by it in connection with the consummation of the transactions contemplated hereby under the HSR Act and shall share equally all fees in connection with such filing. Each Seller shall use its best efforts to obtain all Licenses and Required Consents from third parties necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each party shall furnish to the other copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Purchaser, Sellers or any of their respective representatives and agents, on the one hand, and any government agency or authority or third party, on the other hand, with respect to this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

         SECTION 4.7 Announcements; Confidentiality. (a) From the date of this Agreement until Closing, except as required by any Regulation, no announcement of the existence or terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby shall be made publicly or to the employees or customers of the Sellers, by any party to this Agreement or any of its respective Representatives without the advanced written approval of the other parties.

         (b) Purchaser, on the one hand, and the Sellers, on the other hand, each shall hold in strict confidence, and shall use their best efforts to cause all their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all confidential and proprietary information (collectively, "Confidential Information") concerning the Sellers, (in the case of Purchaser) and Purchaser (in the case of the Sellers) which is created or obtained prior to, on or after the date hereof in connection with the transactions contemplated hereby, and Purchaser, and the Sellers shall not use or disclose to others, or permit the use or disclosure of, any such information created or obtained except to the extent that such information can be shown to have been (i) previously known by Purchaser, and the Sellers, as the case may be (ii) in the public domain through no fault of a party or any of its Representatives, and will not release or disclose such information to any other Person, except its officers, directors, employees, Representatives and lending institutions who need to know such information in connection with this Agreement.

         (c) For purposes of this Section 4.7, Purchaser specifically acknowledges that it and its Representatives will have an opportunity to engage in "due diligence" with respect to this transaction and which may include the opportunity to review corporate records, financial and otherwise, interview certain management personnel, and see and learn of the operation of the Sellers. The Confidential Information of the Sellers, referred to in
Section 4.7(b), includes, without limitation, all schedules, documents, work papers or other written information, and specifically including financial records, leases, franchise agreements, corporate minutes, corporate organization documents, stockholder records, employment records, fringe benefit records, lists of creditors and suppliers, contracts, loan and security agreements, claims against any Sellers, insurance, management and operation procedures and trade secrets (both as defined by Virginia and North Carolina statutory law and by common law; and any other proprietary information related to the Business conducted by any Sellers, whether or not such information would be legally protectable as trade secrets.

         (d) If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except (i) as required by law or (ii) to the extent such information comes into the public domain through no fault of a party or any of its Representatives.

         (e) Each party agrees that the Confidential Information of the other is unique and its release or misusage may not be compensable in damages and that the non-breaching party shall be entitled to seek appropriate injunctive relief therefor.

         SECTION 4.8 Limitation of Sellers' Claims After Closing. From and after the Closing and thereafter so long as the provisions of Section 4.9 are still applicable, no Sellers shall, subject to the provisions of Section 4.9, without the prior written consent of Purchaser: (i) engage in any business which would adversely affect the value of Purchaser's business; or (ii) take any other action or fail to take any action, or allow the occurrence of any event, with respect to the Sellers' assets, which could be reasonably expected to have a Material Adverse Effect on the Sellers' ability to indemnify, defend and hold harmless Purchaser and its officers, directors and stockholders from and against Damages (as hereunder defined) pursuant to Article VI; provided, however, that nothing herein shall preclude the Sellers from taking any action to distribute assets whether in the form of cash or other assets to its stockholders or members.

         SECTION 4.9 Covenant Not to Compete. Each Seller and its Affiliates hereby jointly and severally covenants and agrees that, other than as set forth in the Naparlo Development Agreement, it will not, directly or indirectly, for its own account or as an employee, officer, director, partner, joint venturer, stockholder, member, investor, consultant or otherwise for a period of two (2) years from the Closing Date own, operate, develop or otherwise engage in any Burger King restaurant business or operation, within any of the Areas of Dominant Influence ("ADIs"), as set forth in the Burger King guidelines as in effect on the date hereof, in which any of the Restaurants purchased by Purchaser at Closing is located (the "Restricted Area").

         SECTION 4.10 Employee Benefit Matters. (a) No later than 30 days after the Closing Date, each Seller shall discharge and satisfy in full any liabilities it may have with respect to any wages, vacation, severance or sick pay, or any rights under any ERISA Plan or Fringe Benefit Plan.

         (b) No later than 30 days after the Closing Date, each Seller shall discharge and satisfy in full any employment, consulting or similar arrangement to which the Seller is a party or for which the Seller is responsible.

         (c) Each Seller shall assume full responsibility and liability for offering and providing "continuation coverage" to any employee of the Sellers, and to "qualified beneficiaries" of any employee of the Sellers or to any qualified beneficiary who incurs a multiple qualifying event after the Closing Date. The continuation coverage shall be provided under a group health plan of Sellers or an Affiliate of the Sellers. The type of coverage shall be that described in section 4980B(f)(2)(A) of the Code. The continuation coverage shall be provided for the period described in section 4980B(f)(2)(B) of the Code. "Continuation coverage", "qualified beneficiaries", and "qualifying event" have the meanings given such terms under section 4980B of the Code.

         (d) Subject to the provisions of this Agreement, each Seller and the stockholders and members of each Seller, as applicable, jointly and severally, hereby agree to indemnify and hold Purchaser harmless from and against any Damages which arise out of the failure to comply with the obligations in
Section 4.10(a), (b) or (c) hereof.

         SECTION 4.11 Financial Statements and Reports. (a) Between the date hereof and the Closing Date, Sellers' Agent shall deliver to Purchaser:

                  (i) within five (5) business days after the end of each calendar month, a written statement, certified by Sellers' Agent, of the gross sales of each Restaurant for that month; and

                  (ii) With respect to the Financial Statements delivered to Purchaser by Sellers' Agent, at the request of Purchaser, the Sellers shall (and shall cause their respective Representatives to) cooperate with Purchaser to have such statements reviewed or audited or further clarified in such manner as Purchaser may deem necessary or advisable.

         (b) Inasmuch as certain of the Franchise Agreements may be held in individual names, each Seller shall cause the individual to observe and abide by the provisions of Section 4.5 insofar as the transfer of such Franchise Agreements to Purchaser is concerned.

         SECTION 4.12 Bulk Sales. (a) Purchaser hereby waives compliance by the Sellers with the provisions of any applicable bulk sales state or local Tax laws in effect in the states of

Virginia and North Carolina (the "Bulk Sales Laws"). Each Seller, jointly and severally, hereby warrants and agrees to pay and discharge, promptly when due, all claims of creditors which may be asserted against Purchaser by reason of such non-compliance.

         (b) Schedule 4.12(b) annexed hereto accurately sets forth, in the form of a General Ledger, all of the creditors of the Sellers as of the date hereof and the amounts owing to such creditors as of the date hereof.

         SECTION 4.13 Supplements to Schedules. (a) From time to time prior to the Closing Date, the Sellers will promptly supplement or amend the Schedules hereto which they have delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure schedule or which is necessary to correct any information in the Schedules hereto which has been rendered inaccurate thereby.

         (b) In the event that, upon receiving any supplements to the Schedules pursuant to this Section 4.13 or notices of developments pursuant to
Section 4.14, Purchaser in good faith reasonably determines that (a) the preparation and review of such supplements or notices reveal information which would have constituted, if known to Purchaser as of the date of this Agreement, a material breach of this Agreement or would have required a material change to the Schedules or Exhibits, or which otherwise would have, in the good faith reasonable view of Purchaser, a Material Adverse Effect, or
(b) such analysis has led Purchaser to perceive or appreciate circumstances or facts which, if fully perceived or appreciated by Purchaser at the date of this Agreement, would have, in the good faith reasonable view of Purchaser, a Material Adverse Effect (collectively, a "Problem"), then Purchaser will promptly notify the Sellers of such Problem, and the parties will together use reasonable efforts in good faith to eliminate or resolve such Problem. If, notwithstanding such efforts, such Problem is not eliminated, resolved or negotiated by the Closing Date to the reasonable satisfaction of Purchaser, then Purchaser may terminate this Agreement by written notice thereof to the Sellers pursuant to Section 8.2 hereof.

         SECTION 4.14 Notice of Developments. The Sellers will give prompt written notice to the Purchaser of any material development affecting the assets, liabilities, Business, financial condition, operations, results of operations, or future prospects of the Sellers. The Sellers will give prompt written notice to Purchaser of any material development affecting the ability of the Sellers to consummate the transactions contemplated by this Agreement. Purchaser will give prompt written notice to the Sellers of any material development affecting the ability of Purchaser to consummate the transactions contemplated by this Agreement. No disclosure by the Sellers or Purchaser pursuant to this Section 4.14, however, shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant unless the transactions contemplated hereby are consummated pursuant to this Agreement in which event any claims with respect to any such misrepresentations or breaches shall be deemed waived by Purchaser.


                                   ARTICLE V

                     CONDITIONS TO OBLIGATIONS OF PARTIES

         SECTION 5.1 Conditions to the Obligations of Sellers and Purchaser. The obligations of Purchaser and the Sellers to consummate the transactions contemplated by the Transaction Documents are subject to the satisfaction at or prior to the Closing of the following conditions, except to the extent that any such condition may have been waived in writing by both Sellers' Agent and Purchaser at or prior to the Closing:

                  (a) Impediments to Closing. No suit, action, investigation, inquiry or other proceeding before any governmental or regulatory authority or other Person shall have been instituted or shall be pending or threatened which questions the validity or legality of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and which could reasonably be expected to damage materially the Business or assets of the Sellers if the transactions contemplated hereby or thereby are consummated. No injunction, decree or order shall be in effect prohibiting consummation of the transactions contemplated by this Agreement or the other Transaction Documents or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before an Authority to restrain or prohibit the transactions contemplated by this Agreement and the other Transaction Documents.

         SECTION 5.2 Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction at or prior to the Closing of the following conditions, except to the extent that any such condition may have been waived in writing by Sellers' Agent at or prior to the
Closing:

                  (a) Representations, Warranties and Performance. The representations, warranties, covenants and agreements of Purchaser contained in this Agreement and the other Transaction Documents or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be true and correct at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date; the Purchaser shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Sellers' Agent shall have received a certificate dated the Closing Date in form satisfactory to him signed by an officer of Purchaser.

                  (b) Governing Instruments, etc. Sellers' Agent shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Purchaser certifying, among other things, that attached or appended to such certificate (i) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof; (ii) is a true and correct copy of its By-Laws; (iii) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (iv) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                  (c) Payment of Purchase Price. Purchaser shall have tendered to Sellers' Agent the Purchase Price at Closing in accordance with Section 1.2(a).

                  (d) Assumption of Assumed Contracts. The Sellers' Agent shall have received from Purchaser an Assumption
         Agreement substantially in the form annexed as Exhibit C hereto.

                  (e) Opinion of Counsel. The Sellers' Agent shall have received an opinion of counsel for Purchaser, as of the Closing Date, substantially in the form annexed as Exhibit D hereto.

                  (f) Lender's Consent. Sellers' Agent shall have been presented evidence that the Purchaser shall have received, if necessary, the written consent of its lenders, to the transactions contemplated hereby.

                  (g) Expiration of Waiting Period. The waiting period prescribed under the HSR Act shall have expired.

                  (h) Financing Documents. Sellers' Agent shall have received from the Purchaser executed copies of (i) the Installment Notes and (ii) the Letter of Credit.

         SECTION 5.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction at or prior to the Closing of the following additional conditions, except to the extent that any such condition may have been waived in writing by Purchaser at or prior to the
Closing:

                  (a) Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of each Seller contained in this Agreement and the other Transaction Documents, or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby or thereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; each Seller shall have performed or complied with all agreements and conditions required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date; and Purchaser shall have received certificates dated the Closing Date in form satisfactory to Purchaser signed by Sellers' Agent in his capacity as officer of each of the Sellers on behalf of the Sellers, as applicable.

                  (b) Governing Instruments, etc. Purchaser shall have received a certificate, dated the Closing Date, of the Secretary, Assistant Secretary or managing member of each Seller certifying, among other things, that attached or appended to such certificate (i) is a true and correct copy of its Governing Instrument and all amendments if any thereto as of the date thereof; (ii) is a true copy of all corporate actions taken by it, including resolutions of its board of directors and stockholders authorizing the execution and delivery of this Agreement and each other Transaction Document to be delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby; and (iii) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

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





                  (c) Instruments of Transfer. Each Seller shall have delivered to Purchaser or Purchaser's designee, a bill of sale and assignment ("Bill of Sale") substantially in the form annexed as Exhibit E hereto, a Lease Assignment (if applicable) and any other documents of transfer which Purchaser reasonably shall request in order to evidence and effectuate the sale and assignment to Purchaser or Purchaser's designee of the Assets, the Real Property, the Real Property Leases, the Assumed Contracts, and the consummation of all other transactions contemplated by this Agreement and the other Transaction Documents.

                  (d) Consents. The Sellers shall have obtained, and delivered to Purchaser, copies of the Required Consents applicable to it in form and substance satisfactory to Purchaser.

                  (e) Opinion of Counsel. Purchaser shall have received an opinion or opinions of counsel for the Sellers, as of the Closing Date, substantially in the form attached hereto as Exhibit F.

                  (f) No Material Adverse Change. There shall have been no Material Adverse Change, nor any events which could have a material adverse change, in the Business, operations, prospects or financial or other condition of any Restaurant or in the respective Assets or Real Properties from the date hereof to the Closing Date (the "Interim Period") nor shall have there been, for all Restaurants in the aggregate, a decrease of five percent or more in gross sales or gross profit during the Interim Period, as compared with the same period during the prior calendar year. For purposes hereof, "Gross Profit" shall mean total gross sales reduced by the sum of food, labor and paper costs. At Closing, Purchaser shall have received a certificate dated the Closing Date in form satisfactory to Purchaser signed by the Sellers' Agent in his capacity as an officer of each of the Sellers on behalf of the Sellers to the foregoing effect.

                  (g) Environmental Due Diligence. Purchaser shall have completed its environmental due diligence of the Restaurants, Real Property and Assets and have received results which are satisfactory to Purchaser in its sole discretion.

                  (h) Lender's Consent. Purchaser shall have received the written consent of its lenders to the transactions contemplated hereby and shall have obtained any financing required in connection with such consent.

                  (i) Agreement Between Sellers Affiliates. The Sellers shall have terminated any agreements between the Sellers and any Affiliates of the Sellers with respect to the Assets, including but not limited to any equipment leases.

                  (j) Other Documents. Sellers' Agent shall have delivered to Purchaser:

                           (i) the Assignment of its Real Property Lease, each Assumed Contract and the Lease Assignment Consent;

                           (ii)  the Easement Assignments;

                           (iii)  a copy of the fully executed original
                  counterpart of the Real Property Lease;

                           (iv) receipts for the Purchase Price paid to Sellers by Purchaser;

                           (v) certificates dated no earlier than 30 days
                  prior to the Closing Date, from appropriate authorities in the State of its jurisdiction of organization, as to the good standing of such Sellers;

                           (vi)  the Escrow Agreement;

                           (vii) an updated schedule of creditors as of the Closing Date;

                           (viii)  an executed copy of the Naparlo
                  Development Agreement;

                           (ix)  a release in favor of the Sellers and
                  Purchaser executed by Gene Chismer's widow, descendants, and any other beneficiary of his estate;

                           (x) all other documents, instruments and agreements
                  required to be delivered by such Sellers to Purchaser pursuant to this Agreement and the other Transaction Documents; and

                  (k) Review by Purchaser's Auditor. Purchaser's auditor shall have:

                           (i) reviewed the financial and accounting system of Sellers;

                           (ii)  reviewed and confirmed the financial
                  statements and results set forth in such statements;

                           (iii) found no objection to the financial and
                  accounting system of Sellers and Purchaser shall have resolved any objection raised by the auditor and presented to the Sellers by the Purchaser.

                  (l)  Real Property Conditions.

                           (i) With respect to Real Property owned by Sellers
                  or its Affiliates, Purchaser shall have received, at Purchaser's expense, from the title insurance company insuring Purchaser's title thereto an ALTA Form B 1970 Owner's Title Insurance Policy, dated the Closing Date and naming Purchaser as the insured, with a face amount equal to the portion of the Purchase Price allocated to such Real Property, showing Purchaser to be the owner in fee simple of such Real Property, in each case subject to no exceptions other than the Permitted Liens and other Liens as may be consented to by Purchaser, and including such endorsements and affirmative coverage as Purchaser shall reasonably require, including, without limitation, an ALTA Form 3.1 zoning endorsement.

                           (ii) No material portion of any Real Property or
                  interest therein shall be subject to any condemnation proceeding as a result of the exercise of the power of eminent domain, and Sellers shall not have received any notice from any governmental body having the power of eminent domain informing Sellers or Purchaser that it intends to take or condemn all or a material part of any Real Property or any interest therein.

                           (iii) No material portion of any Real Property or
                  interest therein shall be subject to any material damage by fire or other cause.

                  (m) Expiration of Waiting Period. The waiting period prescribed under the HSR Act shall have expired.

                  (n) Deposit of Escrow Amount. Sellers' Agent shall deposit with the escrow agent (the "Escrow Agent") under the Escrow Agreement $2,350,000 of the Purchase Price (the "Escrow Funds"), which amounts shall be held and subsequently distributed by the Escrow Agent pursuant to the provisions of the Escrow Agreement.

                  (o) Board Approval. The Board of Directors of National Restaurant Enterprises, Inc. shall have approved, on or prior to the Closing Date, the transactions contemplated by the Agreement.


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





                                  ARTICLE VI

                             DAMAGE OR DESTRUCTION

         SECTION 6.1 Casualty. Sellers' Agent shall immediately notify Purchaser of any destruction or damage to any of the Real Properties or Assets. If prior to the Closing Date, one or more Restaurants (individually, a "Damaged Restaurant" or, collectively, "Damaged Restaurants") should suffer substantial damage or be destroyed by fire or other casualty (whether or not such destruction is covered by insurance) Purchaser shall have the option, to be exercised within 30 days of the date of such fire or casualty, to: (i) require the applicable Sellers to promptly repair, rebuild, and/or replace such Damaged Restaurant at Sellers' sole cost and expense; or (ii) terminate this Agreement. In the event Purchaser elects to require the Sellers to rebuild and/or replace such Restaurant, the Closing shall occur pursuant to this Agreement except a portion of the purchase price equal to the amount allocated to such Restaurant as set forth on Schedule 1.2(a)(i) (the "Damage Credit") shall be held in escrow by the attorneys for Purchaser pending completion of the repair and/or restoration of the Damaged Restaurant. In the event such restoration or repair is not completed within 180 days after the date Purchaser has elected to have the Sellers proceed with the repair and/or restoration, Purchaser shall have an additional option to withdraw the Damaged Restaurant from this transaction, exercisable within 30 days from the date Purchaser's additional option shall arise whereupon the Damage Credit shall immediately be paid to Purchaser.


                                  ARTICLE VII

                                INDEMNIFICATION

         SECTION 7.1 Survival of Representations. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing, notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants (other than the indemnification provisions set forth in this Article VII, which will survive as provided below) set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied and the applicable statute of limitations for breaches or defaults of such agreements and covenants has expired; and (b) all representations and warranties, and the agreements of each Seller and its Affiliates and Purchaser to indemnify each other as set forth in this Article VII, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the last day of the eighteenth month following the Closing Date, except for (i) representations, warranties and related indemnities for which an indemnification Claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification Claim until the final disposition thereof, and (iii) representations, warranties and indemnities relating to title and/or ownership of the Acquired Assets, which will survive indefinitely.

         SECTION 7.2 Agreement to Indemnify. Subject to the conditions of this
Article VII:

                  (a) Purchaser hereby agrees to indemnify, defend and hold harmless the Sellers from and against all demands, claims, actions or causes of action, assessments, loses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorney's fees, costs and disbursements and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Sellers directly or indirectly, arising out of or resulting from (i) a breach of any representation, warranty, covenant or agreement of Purchaser contained in or made pursuant to this Agreement (including but not limited to enforcement of this Article VII), the other Transaction Documents or the transactions contemplated hereby or thereby or any facts or circumstances constituting such breach; and (ii) any indebtedness, obligation or liability expressly assumed by Purchaser pursuant to Section 1.4(b) hereof including, without limitation, all obligations to Burger King under the Franchise Agreements from and after 6:00 A.M. on the Closing Date; and (iii) the operation, use or ownership of its Restaurants, Assets, Real Property Leases, Real Properties, the Easements and Assumed Contracts, during, or which have otherwise accrued from or otherwise relate to, the period of time after the Closing Date; and

                  (b) Each Seller agrees, jointly and severally, to indemnify, defend and hold harmless Purchaser and its officers, directors, stockholders and Affiliates from and against all Damages asserted against or incurred by Purchaser or its officers, directors, stockholders and Affiliates, directly or indirectly, arising out of or resulting from: (i) a breach of any representation, warranty, covenant or agreement of any Seller contained in or made pursuant to this Agreement (including but not limited to enforcement of this Article VII) the other Transaction Documents or any facts or circumstances constituting such a breach; (ii) any indebtedness, obligations or liabilities of any Seller including, but not limited to, any liability or obligation set forth in Section 1.4(a), and the Tax liabilities set forth in Section 2.17 other than those expressly assumed by Purchaser hereunder; (iii) a breach of or otherwise arising under any Environmental Law (whether now or hereafter in effect), to the extent the same arises out of any condition or state of facts or otherwise relates to the period of time commencing on the date any Seller was entitled to occupy or possess the Real Property in question and ending on the Closing Date; (iv) the operation, use or ownership of the Restaurants, Assets, Real Properties, Real Property Leases, Easements and Assumed Contracts during, or which have otherwise accrued from or otherwise relate to, the period of time prior to the Closing Date; (v) any Seller's failure to pay and discharge all claims of creditors which may be asserted against Purchaser by reason of Purchaser's waiver of compliance by Seller of the Bulk Sales Laws and (vi) all Damages arising before the Closing and not expressly assumed in writing by the Purchaser; provided, however, that the Sellers indemnification of Purchaser with respect to all Indemnifiable Claims, other than Indemnifiable Claims arising out of the breach of any covenant or agreement between the parties hereto which by its terms contemplates performance after the Closing Date, including but not limited to the Naparlo Development Agreement and the provisions of Section 4.9 hereof, shall be limited in aggregate to the amount remaining in the Escrow Agreement on the date such claim is made; and provided, further, that no claims for indemnification shall be made until the aggregate of such claims exceed $150,000, in which case the indemnitee will be entitled to make a claim only to the extent of such excess. Each Seller hereby agrees that he or it will not make any claim for indemnification against the Purchaser by reason of the fact that he or it was a director, officer, employee, or agent of any of the Sellers or their respective Affiliates or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such Claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         SECTION 7.3 Conditions of Indemnification. The obligations and liabilities of an indemnifying party under Section 7.2 with respect to Damages for which it must indemnify another party hereunder (collectively, the "Indemnifiable Claims") shall be subject to the following terms and conditions:

                  (a) The indemnified party shall give the indemnifying party notice of any such Indemnifiable Claim which notice shall set forth in reasonable detail the basis for and amount of the Indemnifiable Claim, and the circumstances giving rise thereto. If the Indemnifiable Claim is a third-party claim, the notice must contain an copy of any papers served on the indemnified party.

                  (b) If the Indemnifiable Claim is not a third-party claim, unless within 30 days of receipt by the indemnifying party of notice of the Indemnifiable Claim the indemnifying party sends written notice to the indemnified party disputing the facts giving rise to the Indemnifiable Claim or the amount of Damages stated in the notice, the Damages stated in the notice shall become due and payable upon the expiration of such 30 day period. If, however, the indemnifying party disputes the facts giving rise to the Indemnifiable Claim or the amount of Damages stated in the notice within such 30 day period and the dispute cannot be resolved within the following 90 days, the dispute shall be submitted to arbitration under the rules of the American Arbitration Association in New York, New York.

                  (c) If the Indemnifiable Claim is a third-party Claim, the indemnifying party may undertake the defense thereof at its own expense by representatives of its own choosing reasonably satisfactory to the indemnified party and will consult with the indemnified party concerning such defense during the course thereof. If the indemnifying party, within 30 days after receipt of notice of any Indemnifiable Claim (or such shorter period as is necessary to prevent prejudice to the indemnified party, if such 30 day period would prejudice the rights of the indemnified party), fails to defend, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of and at the expense of the indemnifying party. In addition, if there is a reasonable probability that a third-party Indemnifiable Claim may materially and adversely affect an indemnified party, the indemnified party shall have the right, at the indemnifying party's cost and expense, to defend, compromise or settle such Indemnifiable Claim.

                  (d) Anything in this Section 7.3 to the contrary notwithstanding, neither the indemnifying party nor the indemnified party, as the case may be, may settle or compromise any Indemnifiable Claim, or consent to entry of any judgment in respect thereof, without the written consent of the other, which consent may not be unreasonably withheld or delayed.

         SECTION 7.4 Indemnity Enforcement. Indemnification Claims shall be reduced, by and to the extent, that an indemnitee shall actually receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an Indemnification Claim by such indemnitee.


                                 ARTICLE VIII

                                  TERMINATION

         SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) By mutual written consent of Sellers' Agent and Purchaser;

                  (b) by the Sellers' Agent, if the conditions set forth in Sections 5.1 and 5.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before February 15, 1996; provided, that the Sellers shall not be entitled to terminate this Agreement pursuant to this clause if the failure of any Sellers to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date;

                  (c) by Purchaser, if the conditions set forth in Sections
         5.1 and 5.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Sellers on or before February 15, 1996; provided, that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause if the failure of Purchaser to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date;

                  (d)      by Purchaser pursuant to Section 4.13(b); and

                  (e) By Sellers' Agent or by Purchaser, if there shall be any Regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Purchaser, or any Sellers from consummating the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable.

         SECTION 8.2 Effect of Termination; Right to Proceed. In the event that a party wishes to terminate this Agreement pursuant to Section 8.1, it shall give written notice thereof whereupon all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of the material covenants and agreements imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder become incapable of fulfillment because of the breach by a party of its obligations hereunder and (iii) the agreements contained in Sections 4.8, 9.3 and 9.4 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, no party shall have any obligation to the other hereunder arising out of the occurrence of an event or circumstance not within the control of such party which event or circumstance resulted in a representation or warranty of such party ceasing to be true.


                                  ARTICLE IX

                                 MISCELLANEOUS

         SECTION 9.1 Further Assurances. Each of the parties hereto shall without further consideration execute and deliver to any other party hereto such other instruments of transfer and take such other action as any party may reasonably request to carry out the transactions contemplated by this Agreement and the other Transaction Documents.

         SECTION 9.2 Waiver and Amendment. No provisions of this Agreement may be amended, supplemented or waived at any time except by a written instrument executed by the parties hereto, or in the case of a waiver, by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         SECTION 9.3 Remedies. In the event of a default under this Agreement or the Transaction Documents, the aggrieved party may proceed to protect and enforce its rights by a suit for damages, suit in equity, action at law or other appropriate proceeding, whether for specific performance, or for an injunction against a violation of any terms hereof or thereof or in aid of the exercise of any right, power or remedy granted thereby or by law, equity, statute or otherwise. The foregoing shall include, but shall not be limited to, allowance for recovery by the aggrieved party of all of its fees and expenses and disbursements incurred by it in connection with the transactions contemplated hereby and in the Transaction Documents, including, without limitation, the reasonable fees and expenses of its counsel, accountants, agents and representatives, employed by it. No course of dealing and no delay on the part of any party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such party's rights, powers or remedies. No right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute, or otherwise.

         SECTION 9.4 Expenses. Except as otherwise provided herein, Sellers shall pay all of its expenses (including the fees and expenses of its accountants, brokers, financial advisors and counsel) in connection with the transactions contemplated hereunder. Except as otherwise provided herein, Purchaser shall pay all of its expenses (including the fees and expenses of its accountants, brokers, financial advisors and counsel) in connection with the transactions contemplated hereunder. Notwithstanding the foregoing, (i) all franchise fees and recording taxes (other than recording taxes incurred in connection with Purchaser's financing of the transactions contemplated hereby) to be paid in connection with the assignment of Burger King franchises from Sellers to Purchaser shall be shared equally by Sellers and Purchaser, (ii) all fees paid in connection with the HSR Act filing shall be shared equally by Sellers and Purchaser, (iii) and all fees and expenses incurred in connection with the Letter of Credit which shall be allocated as set forth in Section 1.6
(e).

         SECTION 9.5 Entire Agreement. This Agreement and the other Transaction Documents and the Exhibits and Schedules referred to herein and therein contain the entire agreement among the parties and their Affiliates with respect to the subject matter hereof and supersede all prior arrangements or understandings with respect thereto.

         SECTION 9.6  Definitions.  For the purposes of this Agreement:

                  (i) "Affiliate" shall mean with respect to any Person, any other Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons and any directors, officers, partners or 50% or more owners of such person. For the purposes of this Agreement, (x) CCJ Trust and the beneficiaries thereunder and [Naparlo assignee] shall be deemed to be Affiliates of Joseph J. Naparlo; and (ii) any directors, officers, members or shareholders of any Sellers shall be deemed to be affiliates of such Sellers.

                  (ii)  [Intentionally Omitted]

                  (iii) "Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, any public, private or industry regulatory authority, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Regulation.

                  (iv) "Business" shall mean the business and operations of each Restaurant conducted or proposed to be conducted by the Sellers at the date of this Agreement and/or the Closing Date, and such business and operations relating to the Assets and Assumed Contracts.

                  (v) "Contract" shall mean any contract, agreement, purchase order, sales order, guaranty, option, mortgage, promissory note, assignment, lease, franchise, commitment, understanding or other binding arrangement, whether written, oral, express or implied.

                  (vi) The term "control", with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, pursuant to or in connection with a Contract with one more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

                  (vii) The term "Governing Instruments" shall mean, with respect to any Person, the certificate of incorporation, articles of incorporation, bylaws, code of regulations or other organizational or governing documents howsoever denominated of such Person.

                  (vii) "Installment Notes" shall mean promissory notes in substantially the form of Exhibit A1 annexed hereto.

                  (viii) "Knowledge" means actual knowledge, including knowledge of books and records, after reasonable investigation.

                  (ix) "Lien" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person or any kind or nature.

                  (x) "material" means any claim, circumstance or state of facts which results in, or would reasonably be expected to result in, losses or the expenditure or commitment of $100,000 or more, or which results in any material limitation or restriction on the ability of any Sellers or the Purchaser to conduct the Business.

                  (xi) "Material Adverse Change" means any developments or changes which would have a material adverse effect.

                  (xii) "Material Adverse Effect" means any circumstances, developments, occurrences, state of facts or matters which have, or would reasonably be expected to have, a material adverse effect in respect of the Business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects in respect of the Business.

                  (xiii) "Naparlo Development Agreement" means that agreement in substantially the form of Exhibit B1 hereto between Joseph J. Naparlo and AVCI regarding future development of Burger King restaurants in Virginia and North Carolina.

                  (xiv) "Order" means any decree, order, injunction, rule, judgment, consent of or by a U.S. Authority.

                  (xv) "Permits" means any licenses, Permits, variances, interim permits, permit applications, approvals or other authorizations under any Regulation applicable to the Business.

                  (xvi) "Person" shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative, or a governmental entity or agency thereof.

                  (xvii) "Regulation" means any law, statute, regulation, ruling, rule, Order or Permit, of, administered or enforced by or on behalf of any Authority, and the Governing Instruments of any Sellers and its Affiliates, as applicable.

                  (xviii) "Taxes" shall mean all Taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security Taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other Tax Authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to Tax attributable to such Taxes.

         SECTION 9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 9.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served in writing and delivered personally, sent by telecopier, federal express or other reputable overnight courier or sent by certified or registered mail, postage prepaid, return receipt requested, at the addresses set forth below:

                  (a)  if to Purchaser, to:

                                    AmeriKing Virginia Corporation I
                                    c/o Lawrence E. Jaro & Joel Aaseby
                                    AmeriKing
                                    2215 Enterprise Drive, Suite 1502
                                    Westchester, IL 60154

                           with a copy to:

                                    A. Richard Caputo, Jr.
                                    The Jordan Company
                                    9 West 57th Street
                                    New York, NY  10019
                                    Attention:  A. Richard Caputo, Jr.
                                    Fax:  212-755-5263

                           with a copy to:

                                    James B. Carlson

                                    Mayer, Brown & Platt
                                    1675 Broadway
                                    New York, NY  10019-5820
                                    Fax:  212-262-1910

                  (b)  if to Sellers, to:

                                    Joseph J. Naparlo
                                    C&N Dining, Inc.
                                    208 Packets Court
                                    Williamsburg, VA  23185
                                    Fax:

                           with a copy to:

                                    Benjamin A. Williams, III
                                    Patten, Wornom & Watkins, L.C.
                                    Patrick Henry Corporate Center
                                    Suite 360
                                    12350 Jefferson Avenue
                                    Newport News, VA  23602
                                    Fax:  804-249-1627

or such other address as any party hereto may, from time to time, designate in a written notice given in a like manner (which change of address shall only be effective upon actual receipt of same by the other party). Notices shall be deemed delivered: (i) three (3) days after the date the same is postmarked if sent by registered or certified mail: (ii) on the date the same is delivered personally: (iii) the next business day after delivery to the courier service, if sent by Federal Express or other reputable overnight courier and (iv) upon receipt by the sender of telecopier confirmation, if sent by telecopier.

         SECTION 9.9 Successors and Assigns. Subject to the provisions of
Section 9.13, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, executor, personal representatives, legal representatives, successors and assigns of the parties hereto, and shall not be assignable by either party without the prior written consent of the other party; provided, however, that the Purchaser may assign at Purchaser's sole discretion any or all of its interest to a lender of Purchaser with written notice to Sellers.

         SECTION 9.10 ARBITRATION. THE PARTIES HERETO AFTER CONSULTING WITH COUNSEL WAIVES THEIR RESPECTIVE RIGHTS, IF ANY, TO JURY TRIAL IN RESPECT TO ANY AND ALL DISPUTES OR CLAIMS BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF ANY PROVISION OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF ANY PROVISION OF

THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY CLAIM UNDER THE SECURITIES ACT, THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY OTHER STATE OR FEDERAL LAW RELATING TO SECURITIES OR FRAUD OR BOTH, THE RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, AS AMENDED, OR FEDERAL OR STATE COMMON LAW, AND ANY AND ALL SUCH DISPUTES OR CLAIMS SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO, ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN NEW YORK, NEW YORK, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK. DECISIONS AS TO FINDINGS OF FACT AND CONCLUSIONS OF LAW PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES, SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. SECTIONS 1 ET SEQ. AND THE LAW OF THE STATE OF NEW YORK. ANY FINAL AWARD SHALL BE ENFORCEABLE AS A JUDGMENT OF THE COURT OF RECORD.

         SECTION 9.11 LITIGATION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT WITH RESPECT TO MATTERS OF TITLE TO REAL PROPERTY, WHERE THE SUBSTANTIVE LAW OF THE COMMONWEALTH OF VIRGINIA AND NORTH CAROLINA, AS APPLICABLE, BASED UPON THE LOCATION OF THE REAL PROPERTY AT CLOSING, SHALL APPLY. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 9.11 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION. NOTHING IN THIS SECTION SHALL BE CONSTRUED TO LIMIT OR OTHERWISE MODIFY THE PARTIES' OBLIGATIONS TO ARBITRATE ANY AND ALL DISPUTES ARISING UNDER THE AGREEMENT OR PROVIDED IN SECTION 9.10.

         SECTION 9.12 Severability. Whenever possible, each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         SECTION 9.13 Purchaser's Designee/Sellers' Affiliate. Purchaser may designate a third party or one or more of its subsidiaries or Affiliates as its designee to carry out all or any part of the transactions contemplated hereby to be carried out by Purchaser, which designation shall not relieve Purchaser of its obligations hereunder, and Sellers may designate an Affiliate to carry out all or any part of the transactions contemplated hereby to be carried out by Sellers, which designation shall not relieve Sellers of their obligations hereunder.

         SECTION 9.14 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement as of the day first above written.


                                              AMERIKING VIRGINIA CORPORATION I



                                      By
                                     Name:
                                    Title:


                                              C&N DINING, INC.



                                      By
                                     Name:
                                    Title:


                                              C&N DINING, L.L.C.



                                      By
                                     Name:
                                    Title:


                                              N&C DINING, INC.



                                      By
                                     Name:
                                    Title:


                                              CNR, INC.



                                      By
                                     Name:
                                    Title:

                                                   N&C DINING II, INC.



                                      By
                                     Name:
                                    Title:


                                                   CCJ, INC.



                                      By
                                     Name:
                                    Title:


                                                   CCJ REALTY, L.C.



                                      By
                                     Name:
                                    Title:


                                                   NAPCHI, INC.



                                      By
                                     Name:
                                    Title:


                                                   Joseph J. Naparlo



                                      By
                                     Name:
                                    Title:


                                                   THE CCJ IRREVOCABLE TRUST


                                      By
                                     Name:
                                    Title:

                                                                     Exhibit A1

                           Form of Installment Notes

                                                                     Exhibit A2

                           Form of Letter of Credit

                                                                     Exhibit A

                  Form of Assignment and Assumption of Lease

                                                                     Exhibit B

                Form of Lease Consent and Estoppel Certificate

                                                                     Exhibit B1

                     Form of Naparlo Development Agreement

                                                                     Exhibit C

                         Form of Assumption Agreement

                                                                     Exhibit D

                    Form of Opinion of Purchaser's Counsel

                                                                     Exhibit E

                      Form of Bill of Sale and Assignment

                                                                     Exhibit F

                      Form of Opinion of Sellers' Counsel

                                                                     Exhibit G

                           Form of Escrow Agreement